Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Financial Files Notice to Pay Back

$361.2 Million of TARP Preferred Stock

WAYZATA, MN, March 2, 2009 — TCF Financial Corporation (TCF) (NYSE:TCB) announced today that it has filed notice with the U.S. Department of the Treasury to permit redemption of all of the 361,172 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $.01 Par Value, at a total redemption price of $361.2 million plus a final pro rata accrued dividend.  According to the American Recovery and Reinvestment Act of 2009, the U.S. Department of the Treasury must consult with TCF’s primary Federal Regulator before approving repayment.  After a 30-day notice period required under the U.S. Treasury’s Capital Purchase Program (“CPP”), the redemption price will become due and payable to the U.S. Treasury on the outstanding preferred shares, the related preferred stock dividends will cease to accrue and the common stock warrant issued under the CPP will be liquidated.  TCF has sufficient funds to complete the redemption payment and will not have to issue any additional common shares or other securities.

 “The rules have definitely changed,” said TCF Chairman and Chief Executive Officer William A. Cooper.  “In November when we agreed to accept the funds under the Capital Purchase Program, it was with the understanding that only healthy banks would be granted the funds.  These healthy banks would then employ the funds within their markets to expand lending to creditworthy individuals and businesses.  Recent actions by the U.S. Treasury and possible congressional or regulatory restrictions/mandates changed the rules.  As a result, public perception views those banks that took the TARP money as having done so out of weakness and a need to survive without distinction among TARP programs or individual bank capital adequacy.  We believe participation in TARP has created a competitive disadvantage for TCF and it is in the best interest of our shareholders to redeem these shares.”

TCF received the TARP funds on November 14, 2008.  From November 14, 2008 to December 31, 2008, TCF originated over $490 million of loans and leases, and 762 loan modifications and extensions on over $117 million of consumer home equity loans to help customers avoid home foreclosure.

“TCF has sufficient capital and access to capital to operate without the TARP money,” added Cooper.  Assuming the redemption of the preferred stock occurred at December 31, 2008, the pro forma regulatory capital ratios for TCF would have been Tier 1 risked-based capital ratio of 8.88 percent (well capitalized requirement of 6 percent) and total risk-based capital ratio of 11.74 percent (well capitalized requirement of 10 percent).  In addition, TCF’s tangible common equity ratio would have been 5.85 percent at December 31, 2008.

 TCF is a Wayzata, Minnesota-based national financial holding company with $16.7 billion in total assets.  The company has 448 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

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